Exhibit 23(a)

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Valley National Bancorp:




We consent to the use of our report dated January 21, 1998 relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Valley National Bancorp, incorporated by reference in the Registration Statement on Form S-4 of Valley National Bancorp. We also consent to the reference to our Firm under the caption "Experts."


                                                       KPMG PEAT MARWICK LLP

Short Hills, New Jersey
July 13, 1998